As filed with the Securities and Exchange Commission on August 1, 2001
                                                           Registration No. 333-
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              ---------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                               -------------------
                               BIOPURE CORPORATION
             (Exact name of registrant as specified in its charter)
         Delaware                                           04-2836871
(State or other jurisdiction of                             (IRS Employer
incorporation or organization)                              Identification No.)

                                11 Hurley Street
                               Cambridge, MA 02141
                                 (617) 234-6500
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                   Jane Kober
                             Senior Vice President,
                                 General Counsel
                               Biopure Corporation
                                11 Hurley Street
                               Cambridge, MA 02141
                                 (617) 234-6500

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE


-------------------------  -------------------  ------------------------------ -----------------------------  ----------------------
Title of Each Class of
    Securities to Be          Amount to Be        Proposed Maximum Offering          Proposed Maximum              Amount of
      Registered(1)            Registered             Price per Unit(2)         Aggregate Offering Price(2)     Registration Fee (3)
-------------------------  -------------------  ------------------------------ -----------------------------  ----------------------
  Class A Common Stock          3,000,000                   $19.86                      $59,656,000                  $14,891
=========================  ===================  ============================== =============================  ======================

     (1)  Including the associated preferred stock purchase rights.
     (2) Based on the average of the high and low intra-day sales prices on July 25, 2001.
     (3) Estimated solely for the purpose of the registration fee Rule 457(c) under the Securities Act of 1933.

          THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.



                                   PROSPECTUS

                               BIOPURE CORPORATION

                    3,000,000 Shares of Class A Common Stock

                                ----------------



          The 3,000,000 shares of Class A common stock (also referred to throughout this prospectus as "common stock") being registered pursuant to the registration statement of which this prospectus forms a part may be issued through an equity line financing agreement, sometimes referred to as "equity line facility", with Societe Generale as further described in this prospectus. We will receive the net proceeds from the sale of any common stock that we sell through the equity line facility to Societe Generale. Societe Generale may resell those shares pursuant to this prospectus. We will not receive any of the proceeds of sales by Societe Generale.

          Societe Generale is an "underwriter" within the meaning of the Securities Act of 1933, as amended, in connection with its sales of our common stock hereunder.

          Our common stock is quoted on the Nasdaq National Market under the symbol "BPUR." On July 31, 2001, the last reported sale price of our common stock on the Nasdaq National Market was $20.59 per share.

          INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          The date of this prospectus is August 1, 2001.

                                TABLE OF CONTENTS

                                                                            Page

WHERE YOU CAN FIND MORE INFORMATION...........................................1

INFORMATION INCORPORATED BY REFERENCE.........................................2

FORWARD-LOOKING INFORMATION...................................................3

OUR COMPANY...................................................................4

RISK FACTORS..................................................................7

USE OF PROCEEDS..............................................................19

PLAN OF DISTRIBUTION.........................................................19

LEGAL MATTERS................................................................22

EXPERTS  ....................................................................22


                                   ----------

          YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED, OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY RELATED PROSPECTUS SUPPLEMENT. BIOPURE HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. BIOPURE IS NOT MAKING AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED BY THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.

                                   ----------

          Biopure(R), Hemopure(R) and Oxyglobin(R) are registered trademarks of Biopure.

                       WHERE YOU CAN FIND MORE INFORMATION

          We have filed a registration statement on Form S-3 with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement. Some information has been omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, please refer to the registration statement, including any amendments thereto, and the exhibits and schedules filed with it. We also file periodic reports, proxy statements and other information with the Securities and Exchange Commission, as required by the Securities Exchange Act of 1934.

          You may read and copy all or any portion of the registration statement or any other information Biopure files with the Securities and Exchange Commission at the Commission's public reference room at 450 Fifth Street, N.W., Washington D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Commission. You may call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. Biopure's filings with the Commission, including the registration statement, are also available to you on the Commission's Web site at http://www.sec.gov.

          Our common stock is quoted on the Nasdaq National Market, and therefore, you may read any material that we file with the Securities and Exchange Commission at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

                      INFORMATION INCORPORATED BY REFERENCE

          We have filed the following documents with the Securities and Exchange Commission and we are incorporating those documents by reference in this prospectus:

          o our Current Report on Form 8-K regarding the equity line facility, dated as of June 21, 2001;

          o our Annual Report on Form 10-K for the fiscal year ended October 31, 2000;

          o our Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2001;

          o our Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2001;

          o the description of our Class A Common Stock contained in our registration statement on Form S-1 (Registration No. 333-78829), as amended, that was incorporated by reference into our registration statement on Form 8-A/A filed on July 26, 1999;

          o the description of the Preferred Stock Purchase Rights contained in our registration statement on Form 8-A filed on November 4, 1999.

          All reports and other documents that we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus, for so long as the common stock is being offered pursuant to this prospectus, as well as all such reports and documents filed after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to the effectiveness thereof, are to be incorporated by reference into this prospectus. The reports and other documents incorporated by reference are considered part of this prospectus, and the reports and other documents we file later with the Securities and Exchange Commission will automatically update and supercede the information contained in this prospectus.

          We will provide free of charge to each person to whom this prospectus is delivered, upon written or oral request by such person, a copy of any or all of the information incorporated by reference in this prospectus but not delivered with this prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such document). Requests for such documents should be directed to Biopure Corporation,
Attention: Secretary, 11 Hurley Street, Cambridge, MA 02141, Telephone: (617) 234-6500.

                           FORWARD-LOOKING INFORMATION
                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

          This prospectus may contain forward-looking statements that involve substantial risks and uncertainties. In some cases you can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. You should read statements that contain these words carefully because they may discuss our future expectations, contain projections of our future results of operations or of our financial position or state other forward-looking information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control. The factors listed below in the section captioned "Risk Factors," as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from any expectations we describe.

          Actual results or outcomes may differ materially from those predicted in our forward-looking statements due to the risks and uncertainties inherent in our business, including risks and uncertainties in:

          o    obtaining FDA approval for Hemopure;

          o    physician and market acceptance of and demand for our products;

          o    limited manufacturing capacity;

          o the impact of competitive products, pricing and reimbursement policies;

          o our ability to obtain additional financing to support our operations;

          o    clinical trial results;

          o    our lack of experience in selling and marketing products;

          o obtaining and maintaining other regulatory approvals where required; and

          o    changing market conditions.

          You should read and interpret any forward-looking statements together with the following documents:

          o our most recent Annual Report on Form 10-K for the year ended October 31, 2000, and our Quarterly Reports on Form 10-Q for the quarterly periods ended April 30, 2001 and January 31, 2001, as filed with the Commission;

          o the risk factors contained in this prospectus under the caption "Risk Factors"; and

          o    our other filings with the Commission.

          Any forward-looking statement speaks only as of the date on which that statement is made. We will not update any forward-looking statement to reflect events or circumstances that occur after the date on which such statement is made.

                                   OUR COMPANY

          We are a leading developer, manufacturer and marketer of a new class of pharmaceuticals, called Oxygen Therapeutics(TM), that are intravenously administered to deliver oxygen to the body's tissues as a sterile alternative to red blood cell transfusion. Our Oxygen Therapeutics possess unique attributes that address many of the medical and logistical issues associated with the administration of red blood cells. We operate a manufacturing facility with the capacity to produce our FDA-approved veterinary product for commercial sale and a similar product for human clinical trials and market introduction.

Our Products

          Our products are Hemopure, for human use, and Oxyglobin, for veterinary use. Both consist of natural hemoglobin protein, extracted from bovine red blood cells, that has been purified, chemically modified and cross-linked for stability. We are developing Hemopure as an alternative to red blood cell transfusions before, during and after elective surgery as well as for use in the treatment of other critical care conditions. We have received preliminary efficacy results from a pivotal Phase III clinical trial showing that Hemopure eliminated the need for red blood cell transfusion in 60% of the patients, all of whom were undergoing elective orthopedic surgery. We are preparing to electronically file marketing applications in the United States in 2001 and in Europe in 2002 for perioperative use of Hemopure in patients undergoing elective surgery. In April 2001, we received approval to sell Hemopure in South Africa. In 1998, following FDA approval, we began selling Oxyglobin in the United States. In December 1999, we received approval to sell Oxyglobin in the countries of the European Union, and we have begun selling the product in Europe.

          Acute blood loss and other medical conditions can disrupt the delivery of oxygen to the body's tissues. A red blood cell transfusion is the standard therapy for oxygen replacement in the case of acute blood loss. Hemopure compares favorably to transfused red blood cells in that it:

          o is highly purified by proprietary and patented processes to remove possible infectious agents;

          o has a 30-month shelf life as compared to blood's 42-day shelf life;

          o    does not require refrigeration;

          o    maintains full oxygen-releasing capability during storage;

          o    does not require blood typing or other tests for compatibility;
               and

          o has an abundant, controlled, low-cost raw material source - bovine red blood cells.

          We believe that Hemopure also has potential for use in the treatment of other critical care conditions such as trauma, ischemic conditions, including stroke and heart attack, and malignant hypoxic, or oxygen deficient, tumors.

Hemopure:

          o is significantly smaller in molecular size than red blood cells, so it can flow around partial blockages and through constricted vessels;

          o is less viscous than red blood cells and, therefore, possesses better flow characteristics;

          o is chemically designed to release oxygen more readily than the hemoglobin contained in red blood cells; and

          o    facilitates the release of oxygen from red blood cells.

Our Strategy

          We intend to expand our leadership position in the development, manufacture and marketing of Oxygen Therapeutics through the following strategy:

          o develop and commercialize Hemopure as an alternative to red blood cell transfusions in surgical procedures;

          o pursue development of Hemopure for additional therapeutic applications;

          o    prepare for launch of Hemopure;

          o    expand market for Oxyglobin; and

          o    expand manufacturing capacity to meet future demand.

Our Intellectual Property Portfolio

          We filed our initial patent application in 1986 in the United States. Four U.S. patents have been issued from this filing. These patents describe and claim ultra-pure semi-synthetic blood substitutes and methods for their preparation. To date, we have 18 U.S. patents and nine applications pending relating to our Oxygen Therapeutics. We also filed our original patent in Europe. Although the patent was granted, third parties subsequently opposed. As a result of the opposition proceeding, the patent was revoked. However, we filed an appeal that reinstated the patent during the appeal, and we are awaiting a decision on the appeal. In the opposition process, we narrowed our claims. Despite the narrowing, we believe that these claims provide protection for our existing process and products. We further believe that a narrowed European patent should be sustained.

Employees

          As of July 23, 2001, we employed 203 persons. Of our total work force, 128 employees are engaged in manufacturing and related manufacturing support services, 33 are engaged in research and development activities, 15 are engaged in sales and marketing, primarily veterinary, and 27 are engaged in support and administrative activities. None of our employees are covered by a collective bargaining agreement. We believe our relations with our employees are good.

Quarterly Financial Information (Unaudited)

          The following is a summary of quarterly financial results:


                                   2Q '01     1Q '01     4Q '00      3Q '00     2Q '00      1Q'00      4Q '99
                                   ------     ------     ------      ------     ------      -----      ------
In thousands, except share and
per share data
Statements of Operations Data:
Total revenues.................. $    838   $    735   $    920    $    836   $    710   $    598    $    680
Gross profit (loss).............      (76)       (35)      (352)       (379)      (392)      (591)     (1,164)
Operating expenses:
   Research and development.....    9,002      8,187      3,747       6,229      8,143      8,259       6,846
   Sales and marketing..........      664        622        698         617        569        579         686
   General and administration...    8,753      3,073      3,501       1,529      1,736      3,112       1,694
                                 ---------- ---------  ---------   ---------  ---------  ---------   ---------
      Total operating expenses..   18,419     11,882      7,946       8,375     10,448     11,950       9,226
Loss from operations............  (18,495)   (11,917)    (8,298)     (8,754)   (10,840)   (12,541)    (10,390)
Other income....................      990      1,316      1,502       1,563        933        358         425
                                 ---------- ---------  ---------   ---------  ---------  ---------   ---------
Net loss........................ $(17,505)  $(10,601)  $ (6,796)   $ (7,191)  $ (9,907)  $(12,183)   $ (9,965)
Stock dividends on preferred
stock...........................     -           -          -           -          -         -            -
Net loss applicable to common    ---------- ---------  ---------   ---------  ---------  ---------   ---------
stockholders.................... $(17,505)  $(10,601)  $ (6,796)   $ (7,191)  $ (9,907)  $(12,183)   $ (9,965)
                                 =========  =========  =========   =========  =========  =========   =========
Historical:
   Basic and diluted net loss
   per common share............. $  (0.70)  $  (0.42)  $  (0.27)   $  (0.29)  $  (0.42)  $  (0.55)   $  (0.45)
   Weighted-average shares       ========== =========  =========   =========  =========  =========   =========
   used in computing basic and
   diluted net loss per common
   share........................   24,958     24,960     24,937      24,933     23,580     22,282      22,179
Pro forma (unaudited):           ========== =========  =========   =========  =========  ==========  =========
   Pro forma basic and diluted
   net loss per common share....                                                                     $  (0.44)
   Weighted-average shares                                                                           =========
   used in computing pro forma
   basic and diluted net loss
   per common share.............                                                                       22,447
                                                                                                     =========


                                   3Q '99      2Q '99   1Q '99
                                   ------      ------   ------

In thousands, except share and
per share data
Statements of Operations Data:
Total revenues.................. $    641    $    812   $    733
Gross profit (loss).............   (1,100)       (737)      (947)
Operating expenses:
   Research and development.....    7,449       5,588      4,283
   Sales and marketing..........      724         783        729
   General and administration...    1,158       1,322      1,092
                                 ---------   ---------  --------
      Total operating expenses..    9,331       7,693      6,104
Loss from operations............  (10,431)     (8,430)    (7,051)
Other income....................       88          52        207
                                 ---------   ---------  ---------
Net loss........................ $(10,343)     (8,378)    (6,844)
Stock dividends on preferred
stock........................... $(17,915)        -          -
Net loss applicable to common    ---------   ---------  ---------
stockholders.................... $(28,258)   $ (8,378)  $ (6,844)
                                 =========   =========  =========
Historical:
   Basic and diluted net loss
   per common share............. $  (2.29)   $  (0.67)  $  (0.55)
   Weighted-average shares       =========   =========  =========
   used in computing basic and
   diluted net loss per common
   share........................   12,328      12,422     12,422
Pro forma (unaudited):           =========   =========  =========
   Pro forma basic and diluted
   net loss per common share.... $  (1.38)   $  (0.42)  $  (0.36)
   Weighted-average shares       =========   =========  =========
   used in computing pro forma
   basic and diluted net loss
   per common share.............   20,496      19,741     18,948
                                 =========   =========  =========



                         -------------------------------

          Biopure was incorporated in Delaware in 1984. Our principal executive offices are located at 11 Hurley Street, Cambridge, MA 02141. Our telephone number at that location is (617) 234-6500. Information contained on our web sites does not constitute a part of this prospectus. References in this prospectus to "Biopure", "we", "our" and "us" refer to Biopure Corporation, a Delaware corporation.

                                  RISK FACTORS

          AN INVESTMENT IN THE SECURITIES OFFERED BY THIS PROSPECTUS IS VERY RISKY. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN ADDITION TO THE INFORMATION IN THE REMAINDER OF THIS PROSPECTUS BEFORE DECIDING TO PURCHASE THE STOCK.

          THESE RISKS AND UNCERTAINTIES ARE NOT THE ONLY ONES WE FACE. OTHERS THAT WE DO NOT KNOW ABOUT NOW, OR THAT WE DO NOT NOW THINK ARE IMPORTANT, MAY IMPAIR OUR BUSINESS OR THE TRADING PRICE OF OUR SECURITIES.

Company Risks

If We Cannot Generate Adequate, Profitable Sales of Hemopure, We Will Not Be Successful

          To succeed as a company, we must develop Hemopure commercially and sell adequate quantities of Hemopure at a high enough price to generate a profit. We may not accomplish either of these objectives. Even if we succeed in developing Hemopure commercially, a number of factors may affect future sales of our product. These factors include:

          o whether physicians, patients and clinicians accept Hemopure as a cost-effective and therapeutic alternative to other products, including donated human blood;

          o    whether reimbursement for the cost of Hemopure is available; and

          o whether the public accepts the use of a natural protein product extracted from bovine red blood cells in transfusions, particularly in light of public perceptions in Europe and elsewhere about the risk of "mad cow disease".

If We Fail to Obtain FDA Approval, We Cannot Market Hemopure in the United
States

          We will not be able to market Hemopure in the United States until we receive FDA approval. Obtaining FDA approval generally takes years and consumes substantial capital resources with no assurance of ultimate success.

          Even though we have completed patient enrollment in our pivotal trial, we are not certain that we will be able to obtain FDA approval of Hemopure. We believe that our ongoing U.S. pivotal Phase III clinical trial is consistent with the FDA's most recent guidance on the design and efficacy and safety endpoints required for approval of products such as Hemopure as a replacement for red blood cells in surgical indications. However, the FDA could change its view or require a change in study design, additional data or even further clinical trials, including trials for indications other than those for which we intend to seek approval in the near term, prior to approval of Hemopure.

Our Failure to Obtain Regulatory Approvals in Foreign Jurisdictions Will Prevent Us from Marketing Hemopure Abroad

          We also intend to market our products in international markets, including the European Union and South Africa. We must obtain separate regulatory approvals in order to market our products in the European Union, South Africa and many other foreign jurisdictions. The regulatory approval processes differ among these jurisdictions. While we recently received approval from the South Africa

Medicines Control Council for the use of Hemopure for certain indications, approval in any one jurisdiction does not ensure approvals in a different jurisdiction. As a result, obtaining foreign approvals will require additional expenditures and significant amounts of time.

We Cannot Expand Indications for Our Products Unless We Receive FDA Approval for Each Proposed Indication

          The FDA requires a separate approval for each proposed indication for the use of Hemopure. We expect that our first indication for Hemopure will only involve its use in elective orthopedic surgery. Subsequently, we expect to expand Hemopure's indications. To do so, we will have to design additional clinical trials, submit the trial designs to the FDA for review and complete those trials successfully. We cannot guarantee that the FDA will approve Hemopure for any indication. We can only promote Hemopure for indications which have been approved by the FDA. The FDA may require a label cautioning against Hemopure's use for indications for which it has not been approved.

          The FDA has approved the use of our veterinary product, Oxyglobin, for the treatment of anemia in dogs, regardless of cause. Supplemental approvals are required to market Oxyglobin for any new indications or additional species. We cannot guarantee that we will receive such approvals.

If We Cannot Find Appropriate Marketing Partners, We May Not Be Able to Market and Distribute Hemopure Effectively

          Our success depends, in part, on our ability to market and distribute Hemopure effectively. We have no experience in the sale or marketing of medical products for humans. In the past, we entered into agreements with two established pharmaceutical companies to market our products upon successful completion of clinical development. These arrangements ended in 1996 and 1997. In the event that we obtain FDA approval of Hemopure, we may require the assistance of one or more experienced pharmaceutical companies to market and distribute Hemopure effectively.

          If we seek an alliance with an experienced pharmaceutical company:

          o we may be unable to find a collaborative partner, enter into an alliance on favorable terms, or enter into an alliance that will be successful;

          o any partner to an alliance might, at its discretion, limit the amount and timing of resources it devotes to marketing Hemopure; and

          o any marketing partner or licensee may terminate its agreement with us and abandon our products at any time for any reason without significant payments.

          If we do not enter into an alliance with a pharmaceutical company to market and distribute our products, we may not be successful in entering into alternative arrangements, whether engaging independent distributors, or recruiting, training and retaining a marketing staff and sales force of our own.

Failure to Increase Manufacturing Capacity May Impair Hemopure's Market
Acceptance

          We will need to construct additional manufacturing facilities to meet annual demand in excess of 100,000 units of Hemopure. If Hemopure receives rapid market acceptance, we may experience difficulty manufacturing enough of the product to meet demand. If we cannot fill orders for

Hemopure, customers might turn to alternative products and choose not to use Hemopure even after we have addressed our capacity shortage.

Failure to Raise Additional Funds in the Future May Affect the Development, Manufacture and Sale of Our Products

          We require substantial working capital to properly develop, manufacture and sell our products. If such financing is not available when needed or is not available on acceptable terms, we may experience a delay in developing products, building manufacturing capacity or fulfilling other important goals.

Our Lack of Operating History Makes Evaluating Our Business Difficult

          Licensing fees, payments to us from investors and payments to fund our research and development activities comprise almost all of our funding to date. We have no operating history upon which to base an evaluation of our business and our prospects. We must successfully develop our products and product enhancements, achieve market acceptance of our products and respond to competition. We cannot guarantee that we will be successful in doing so, that we will ever be profitable or, if we are, that we will remain profitable on a quarterly or annual basis.

We Have a History of Losses and Expect Future Losses

          We have had annual losses from operations since our inception in 1984. We expect to continue to incur losses from operations until we are able to develop Hemopure commercially and generate a profit. As of April 30, 2001, we had an accumulated deficit of $314.5 million.

If We Are Not Able to Protect Our Intellectual Property, Competition Could Force Us to Lower Our Prices, Which Might Reduce Profitability

          We believe that our patents, trademarks and other intellectual property rights, including our proprietary know-how, will be important to our success. Our business position will depend, in part, upon our ability to defend our existing patents, and engage in our business free of claims of infringement by third parties. We will need to obtain additional patents for our products, the processes utilized to make our products and our product uses. We cannot guarantee that additional products or processes will achieve patent protection. In addition, third parties may successfully challenge our patents. Oppositions to one of our European patents have already led to a narrowing of this patent in Europe and, because some oppositions are still pending, may lead to further narrowing or even a loss of this European patent.

          We have not filed patent applications in every country. In certain countries, obtaining patents for our products, processes and uses may be difficult or impossible. Patents issued in countries other than the United States and in regions other than Europe may be harder to enforce than, and may not provide the same protection as, patents obtained in the United States and Europe.

Our Profitability Will Be Affected If We Incur Product Liability Claims in Excess of Our Insurance Coverage

          The testing and marketing of medical products, even after FDA approval, have an inherent risk of product liability. We maintain limited product liability insurance coverage in the total amount of $20.0 million. Our profitability will be affected by a successful product liability claim in excess of our insurance coverage. We cannot guarantee that product liability insurance will be available in the future or be available on reasonable terms.

Replacing Our Sole Source Suppliers for Key Materials Could Result in Unexpected Delays and Expenses

          We obtain some key materials, including membranes and chemicals, from sole source suppliers. If such materials were no longer available at a reasonable cost from our existing suppliers, we would need to obtain supply contracts with new suppliers for substitute materials. If we need to locate a new supplier, the substitute or replacement materials will most likely be tested for equivalency. Such evaluations could delay development of a product, limit commercial sales of an FDA-approved product and cause us to incur additional expense. In addition, the time expended for such tests could delay the marketing of an FDA-approved product.

Provisions of Our Restated Certificate of Incorporation Could Discourage Takeover Transactions that a Stockholder Might Consider to Be in Its Best Interest

          Certain provisions of our Restated Certificate of Incorporation and by-laws, as well as our stockholders rights plan, could discourage others from initiating a potential merger, takeover or other change of control transaction, including a potential transaction at a premium over market price that a stockholder might consider to be in its best interest.

Industry Risks

Intense Competition Could Harm Our Financial Performance

          The biotechnology and pharmaceutical industries are highly competitive. There are a number of companies, universities and research organizations actively engaged in research and development of products that may be similar to Hemopure. Increased competition could diminish our ability to become profitable or affect our profitability in the future. Our existing and potential competitors:

          o    are also conducting clinical trials of their products;

          o may have substantially greater resources than we do and may be better equipped to develop, manufacture and market their products;

          o    may have their products approved for marketing prior to Hemopure;
               and

          o may develop superior technologies or products rendering our technology and products non-competitive or obsolete.

Stringent, Ongoing Government Regulation and Inspection of Our Products Could Lead to Delays in the Manufacture, Marketing and Sale of Our Products

          The FDA continues to review products even after they receive FDA approval. If and when the FDA approves Hemopure, its manufacture and marketing will be subject to ongoing regulation, including compliance with current Good Manufacturing Practices, adverse event reporting requirements and the FDA's general prohibitions against promoting products for unapproved or "off-label" uses. We are also subject to inspection and market surveillance by the FDA for compliance with these and other requirements. Any enforcement action resulting from failure to comply with these requirements could affect the manufacture and marketing of Hemopure. In addition, the FDA could withdraw a previously approved product from the market upon receipt of newly discovered information. Furthermore, the FDA could require us to conduct additional, and potentially expensive, studies in areas outside our approved indications.

          We will be subject to a variety of regulations governing clinical trials and sales of our products outside the United States. Whether or not FDA approval has been obtained, we must secure approval of a product by the comparable non-U.S. regulatory authorities prior to the commencement of marketing of the product in a country. The approval process varies from country to country and the time needed to secure additional approvals may be longer than that required for FDA approval. These applications may require the completion of preclinical and clinical studies and disclosure of information relating to manufacturing and controls. Unanticipated changes in existing regulations or the adoption of new regulations could affect the manufacture and marketing of our products.

Health Care Reform and Controls on Health Care Spending May Limit the Price We Charge For Hemopure and the Amount We Can Sell

          The federal government and private insurers have considered ways to change, and have changed, the manner in which health care services are provided in the United States. Potential approaches and changes in recent years include controls on health care spending and the creation of large purchasing groups. In the future, it is possible that the government may institute price controls and limits on Medicare and Medicaid spending. These controls and limits might affect the payments we collect from sales of our products. Assuming we succeed in bringing Hemopure to market, uncertainties regarding future health care reform and private market practices could impact our ability to sell Hemopure in large quantities at profitable pricing.

Uncertainty of Third-Party Reimbursement Could Affect Our Profitability

         Sales of medical products largely depend on the reimbursement of patients' medical expenses by governmental health care programs and private health insurers. There is no guarantee that governmental health care programs or private health insurers will reimburse our sales of Hemopure, or permit us to sell our products at high enough prices to generate a profit.

Offering Risks

Potential for Dilution and Decline of the Price of Our Shares

          On June 21, 2001, we entered into the equity line facility relating to the shares offered by this prospectus with Societe Generale pursuant to which we may, subject to certain conditions, sell to

Societe Generale up to $75,000,000 of our common stock from time to time over a period of two years; the number of shares and price per share will depend on the market price and trading volume of the shares on the five trading days prior to any sale. The sale of shares pursuant to the equity line facility will have a dilutive effect on our existing stockholders. Subsequent sales of these shares in the open market by Societe Generale may also have the effect of lowering our stock price, thereby increasing the number of shares issuable under the equity line facility (should we choose to sell additional shares to Societe Generale) and consequently further diluting our outstanding shares. These sales could have an immediate adverse effect on the market price of the shares and could result in dilution to the holders of our shares.

          In the event that we were able, in spite of the various restrictions contained in the equity line facility, to draw down the maximum amount of 5,000,000 shares under the facility, these would represent 16.56% of our shares outstanding, when added to the 25,186,599 common shares outstanding as of July 23, 2001.

          The perceived risk associated with the possible sale of a large number of shares issued under the equity line facility at prices as low as $12.61 per share, which is 97% of the $13 floor share price at which Societe Generale has agreed to purchase our shares, or at even lower prices, to the extent that we and Societe Generale waive such requirement, could cause some of our stockholders to sell their stock, thus causing the price of our stock to decline. In addition, actual or anticipated downward pressure on our stock price due to actual or anticipated sales of stock under the equity line facility could cause some institutions or individuals to engage in short sales of our common stock, which may itself cause the price of our stock to decline.

Potential Inability to Implement Existing Financing Plans

          Under the equity line facility Societe Generale is not obligated to purchase shares of our common stock unless a number of conditions have been satisfied. First, it generally has no obligation to purchase shares to the extent that the volume weighted average price of our common stock on the five trading days following the exercise of our right to sell shares to Societe Generale pursuant to the equity line facility is below $13 per share. There can be no assurance that the price of our common stock will meet this minimum trading price condition to our ability to draw down funds under the equity line facility. Second, Societe Generale is only obligated at any given request to purchase shares at a minimum aggregate amount of $500,000 and at a maximum aggregate amount that depends on the daily trading volume, but cannot be more than $4,500,000. We may make a new request six days after the prior request. Furthermore, Societe Generale has no obligation to purchase shares on a given day if our daily trading volume falls below a specified minimum. Also, the equity line facility provides that Societe Generale may not purchase a number of shares during 61 consecutive days that would exceed 9.9% of the number of shares of our common stock issued and outstanding on the first day of this period. Finally, on trading days where the common stock is not listed and approved for trading on the principal trading exchange of our common stock or where trading is restricted, we might not have the right to sell any shares to Societe Generale.

Shares Eligible for Future Sale May Cause the Market Price for Our Common Stock to Drop Significantly, Even If Our Business Is Doing Well

          We cannot predict the effect, if any, that future sales of our common stock or the availability of shares for future sale will have on the market price of our common stock from time to time. As of

July 23, 2001, we had outstanding 25,186,599 shares of our common stock. Of these shares, all but 1,006,781 shares are either freely tradable in the public market, unless acquired by our affiliates, or are "restricted securities" as that term is defined in Rule 144 under the Securities Act of 1933 and eligible for immediate sale in the public market pursuant to Rule 144, subject to certain volume and manner of sale limitations. Approximately 810,343 shares of common stock underlying stock options outstanding as of July 23, 2001 under our stock option plans are available for immediate sale in the public market. There were also 1,253,762 shares of our common stock underlying certain warrants outstanding as of July 23, 2001. Other shares of our common stock issued in the future may become available for resale in the public market from time to time, and the market price of shares of our common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them.

Our Stock Price Has Been and May Continue to Be Highly Volatile, Which May Adversely Affect Holders of Our Stock and Our Ability to Raise Capital

          The trading price of our common stock has been and is likely to continue to be extremely volatile. Our stock price and trading volume could be subject to wide fluctuations in response to a variety of factors, including the following:

          o actual or potential clinical trial results relating to products under development by us or our competitors;

          o    delays in our testing and development schedules;

          o events or announcements relating to our relationships with others;

          o announcements of technological innovations or new products by us or our competitors;

          o developments or disputes concerning patents or proprietary rights;

          o regulatory developments in both the United States and foreign countries;

          o    FDA approval of Hemopure or competitors' products;

          o economic and other factors, as well as period-to-period fluctuations in our financial results;

          o    market conditions for pharmaceutical and biotechnology stocks;
               and

          o publicity regarding actual or potential medical results relating to products under development by us or our competitors.

          External factors may also adversely affect the market price for our common stock. Our common stock currently trades on The Nasdaq National Market. The price and liquidity of our common stock may be significantly affected by the overall trading activity and market factors on The Nasdaq National Market.

                         EQUITY LINE FINANCING AGREEMENT

Overview

          On June 21, 2001, we entered into a financing agreement, referred to in this prospectus as the equity line facility, with Societe Generale, a bank organized under the laws of France, providing for the potential future issuance and purchase of shares of our common stock. The following description of the equity line facility does not purport to be complete and is subject to, and qualified in its entirety by, the equity line financing agreement, which we have included as an exhibit to our Current Report on Form 8-K dated as of June 21, 2001.

          Under the agreement, Societe Generale has committed to provide us up to $75,000,000 as we request it over a period of up to 24 months, subject to various limitations that reduce the total amount actually available to us under the facility. Upon payment of funds provided under the facility, if any, Societe Generale will receive shares of our common stock. We will be able to request amounts under the equity line facility totaling no less than $500,000 and no more than $4,500,000 per drawdown period, with each such drawdown period lasting 5 trading days. For each of the five trading days during a drawdown period, we will receive from Societe Generale 1/5 of the total dollar amount requested for such drawdown period, subject to certain restrictions discussed below. We may deliver as many separate drawdown notices to Societe Generale as we choose during the term of our agreement, provided that we may not deliver a drawdown notice during an ongoing drawdown period. We are under no obligation to issue any minimum number of drawdown requests. However, if we do not request at least $18,000,000 prior to the termination of the equity line facility, we will pay Societe Generale $900,000 (pro rated for issuances prior to termination). Purchases under any drawdown request will begin on the first trading day following the drawdown date and will be settled on the sixth trading day.

          The actual number and dollar value of shares purchased on any given trading day during a given drawdown period are determined for each trading day during such drawdown period based on a discount to the volume-weighted average stock price during that day, subject to various restrictions described below.

          The per-share dollar amount Societe Generale pays for our common stock with respect to any trading day during a drawdown period will be 97% of the volume-weighted average price on NASDAQ of our common stock for that day. Shoreline Pacific Institutional Finance, the placement agent that introduced us to Societe Generale and helped in structuring the equity line facility, were paid a cash fee from us equal to 0.75% of the $75,000,000 commitment made by Societe Generale.

          The equity line facility provides that Societe Generale, during any 61 consecutive day period may not purchase a number of shares in excess of 9.9% of the total number of common shares outstanding on the first day of that period. The total amount of shares we may issue under the equity line facility may not exceed 5,000,000 common shares.

The Drawdown Notice Procedure

          We may request a drawdown by delivering a drawdown notice to Societe Generale, stating the total amount we wish to draw down during the associated drawdown period and a floor price at which we are not willing to sell any shares to Societe Generale if the volume weighted average price of the common shares falls below it. Absent a waiver of the floor price requirement under the facility by the parties, the floor price may not be less than $13. If we do not specify a floor price in a given drawdown notice, then the floor price for such drawdown period will be $13. Accordingly, Societe Generale generally will not be obligated to purchase common stock under the equity line facility at a purchase price below 97% of the floor price (i.e., $12.61).

Amount of the Draw and Number of Shares

          Subject to the restrictions described below, the dollar amount Societe Generale will purchase in respect of each trading day during a drawdown period will be equal to 1/5 of the total dollar amount we have requested to draw in the related drawdown notice. The purchase price per share on any given trading day during the drawdown period will be an amount equal to 97% of the volume-weighted average per share price on NASDAQ of our common stock on that trading day. The number of shares purchased on a particular trading day will, subject to the restrictions described below, be equal to 1/5 of the total dollar amount we have requested to draw divided by the purchase price per share.

          The total dollar amount that we may request to draw in each drawdown notice may not be less than $500,000 or more than the lesser of one of the following amounts: (1) $3,000,000, subject to upward adjustment under certain circumstances, and (2) 15% of the product of the average of the daily volume weighted average trading price for each of the five trading days immediately prior to the drawdown date multiplied by the average daily trading volume applicable on the trading date.

          We may not request a drawdown if we have failed to make any prior deliveries of drawdown shares to Societe Generale, or if we have not paid damages to Societe Generale for late delivery or non-delivery of drawdown shares.

          No shares will be sold on a particular trading day if on that day:

          o the volume weighted average price of the common shares is less than the floor price requested by us (we cannot specify a floor price of less than $13), unless the parties waive this restriction; or if

          o our common stock is not listed and approved for trading on the principal market for our shares, currently the Nasdaq Stock Market, or during that day the stock is not free from any halts or suspensions of trading for at least six (6) hours.

Necessary Conditions Before We May Request a Drawdown and Societe Generale Is Obligated to Purchase Our Shares

          The following conditions must be satisfied before we may request a drawdown and Societe Generale is obligated to purchase the shares of common stock that we wish to sell:

          o a registration statement covering all of our common stock subject to the equity line facility having been declared effective by the Securities and Exchange Commission and remaining effective as of each date on which a closing of a purchase and sale of shares occurs for making resales of the common stock purchased by Societe Generale;

          o neither we nor Societe Generale shall have received notice that the Securities and Exchange Commission has issued or intends to issue a stop order or has otherwise suspended or withdrawn the effectiveness or has threatened or intends to do so;

          o the representations and warranties to Societe Generale contained in the equity line facility must be true and correct in all material respects as of the date they have been made and on each date we submit a drawdown request, if not specified otherwise in the representation;

          o we must have performed, satisfied and complied in all material respect with all covenants, agreements and conditions required by the equity line facility and the related registration rights agreement between us and Societe Generale and not be in default under any of those agreements;

          o no statute, rule, regulation, executive order, decree, ruling or injunction may be in effect and no proceeding may have commenced which affects any of the transactions contemplated by the equity line facility;

          o in the 30 days before the drawdown notice no material adverse change of our or our subsidiaries' business, assets, operations, properties, conditions or prospects has occurred;

          o the trading of our common stock has not been suspended by the Securities and Exchange Commission, the principal market for our common stock or the NASD; the common stock has been approved for listing or quotation and has not been delisted;

          o the comfort letter(s) in respect of the registration statement or any Form 8-K and a periodic accountant's report on the most recent fiscal quarter (other than the fourth fiscal quarter) have been delivered before the drawdown to the satisfaction of Societe Generale and have not been rescinded;

          o we shall have no knowledge of any event that could cause the registration statement to become ineffective and is likely to occur within the five days after the drawdown notice;

          o    five days have elapsed since the preceding drawdown notice;

          o we may not request a drawdown if the maximum amount of shares that we might sell under this drawdown (which is the requested dollar amount divided by the specified floor price for the sale) would cause us to bring the total of all common shares issued under the equity line facility above 5,000,000 shares;

          o a prospectus supplement to the prospectus included in the registration statement it required has been filed that is in form and substance agreed upon by Societe Generale and us; sufficient copies of it have been delivered to Societe Generale on the trading day after the drawdown notice; and

          o outside counsel with respect to the registration statement shall have delivered a letter the form and substance of which shall be typical of "10b-5" letters, at such time(s) as specified in the agreement;

Additional Covenants under the Equity Line Facility

          We have agreed with Societe Generale under the equity line facility:

          o not to make any offer to sell, solicit any offer to buy, agree to sell or sell any security or right to acquire any security if it causes the loss of any exemption for the offer and sale of the common shares from the registration requirements under the Securities Act or any "blue sky" law;

          o to maintain our common stock registered under Section 12 of the Securities and Exchange Act of 1934, as amended, and file all reports under the Securities and the Exchange Act; to comply with Societe Generale's reasonable requests in order to provide any purchaser with the safe harbors and exemptions under Rule 144 under the Securities Act; and to furnish Societe Generale with all documents filed by us with the Commission or distributed to our shareholders;

          o to reserve authorized shares of common stock to provide for the issuance of the maximum amount of 5,000,000 shares;

          o to have the same shares approved for quotation or listing, prior to issuance, upon the principal market for our common stock and use our best efforts to maintain the listing;

          o to file all reports required by the Commission under the Exchange Act and not terminate our status as an issuer required to file reports under the Exchange Act;

          o not to make any offers or sales of any security other than the common shares under the equity line facility that would require registration of these common shares under the Securities Act;

          o to cause the registration rights agreement between us and Societe Generale, dated June 21, 2001, to remain in full force and effect and comply with all of its terms;

          o to notify Societe Generale of certain events affecting registration of the shares under the equity line facility; and to refrain from any drawdowns and cancel any ongoing drawdowns during the continuation of any of these events;

          o to make full public disclosure as required by securities laws if we come into possession of any material non-public information; and

          o to sell and issue the shares under the equity line facility in accordance with the Securities Act and applicable state law.

          We have furthermore agreed:

          o not to disclose any material non-public information to Societe Generale, unless we identify this information and give Societe Generale an opportunity to accept or refuse the information;

          o to issue, and have issued, a press release describing the material terms of the equity line facility within five days following the closing date and to file a Current Report on Form 8-K; and not to make any other public disclosure related to the equity line facility without consent by Societe Generale if not required by law; and

          o to reimburse Societe Generale for reasonable attorneys' fees and expenses in connection with the negotiation of the equity line facility and the registration rights agreement up to a maximum of $35,000.

Mechanics of Purchase of Shares by Societe Generale

          To effect a purchase of shares, on the sixth day after the day of the drawdown notice, we must cause the transfer agent to electronically transmit the common shares to Societe Generale.

Remedies for Certain Breaches and Termination of the Equity Line Facility

          If we fail to deliver the appropriate number of shares to Societe Generale on the sixth day after the date of the drawdown notice, we will be obliged to pay Societe Generale any damages resulting from the late delivery or non-delivery. Societe Generale may offset this amount from its purchase price payments. We may not request any further drawdowns if none of the sold shares have been delivered or if we have not paid any damages due. We may, however, in good faith refuse payment, dispute the amount of damages claimed by Societe Generale and continue to make drawdowns for 30 days up to an amount of $7,500,000 and/or make a payment under reservation, dispute the amount and continue drawdowns for an additional 90 days.

          If we fail to satisfy any of the conditions precedent to our right to deliver a drawdown notice, Societe Generale is not obliged to buy any shares until the condition has been fully satisfied by us.

          The equity line facility will automatically terminate upon the earlier of the sale of shares of our common stock having an aggregate purchase price of $75,000,000 or on June 20, 2002 (two years after the effective date of the equity line facility).

          We may elect to terminate the equity line facility at any time provided we pay Societe Generale $900,000 (pro-rated) if less than $18,000,000 in common shares were issued under the agreement. We can also agree with Societe Generale to mutually terminate the facility.

          Societe Generale may elect to terminate our right to deliver a drawdown notice with one trading day's notice under the following circumstances:

          o we fail to deliver to Societe Generale the proper number of shares on the sixth day following the date of a drawdown, we fail to remove any restrictive legend (or to withdraw any stop transfer instructions thereof) on any certificate, or we fail to fulfill our obligations under the agreement and are unable to cure the failure within five days after Societe Generale has notified us;

          o we fail to obtain effectiveness of the registration statement or of any additional registration statement required under the registration rights agreement within the time specified;

          o the registration statement lapses in effect; or sales cannot be made thereunder for a specified period of time;

          o we make any assignments for the benefit of creditors or a receiver is appointed for substantially all of our property or business;

          o proceedings for relief under any bankruptcy law or law for the relief of debtors are instituted by or against us or any of our subsidiaries;

          o we fail to maintain the listing of our common stock on the principal market or trading in our common stock is halted or suspended for ten consecutive trading days;

          o we are subject to an asset sale, change of control or merger where another company is the surviving entity; or

          o we breach any material representation, warranty or covenant set forth in the equity line facility or the registration rights agreement.

                                 USE OF PROCEEDS

          We currently intend to use the net proceeds of this offering for general corporate purposes, including marketing of Hemopure in South Africa, pre-marketing of Hemopure in the United States, clinical trials for indications other than elective orthopedic surgery and capital expenditures related to manufacturing expansion.

                               SELLING STOCKHOLDER

Overview

          The number of shares we are registering is based in part on a good faith estimate by us of the number of shares that we might issue to Societe Generale under the equity line facility. It was agreed with Societe Generale in the registration rights agreement and is less than the maximum amount of 5,000,000 shares that may be sold under the facility. Because of possible changes in our stock price, trading volume, and capital needs, as well as in the market overall, the number of shares that we are currently registering for issuance may be significantly higher or lower than the number we ultimately sell under the equity line facility and, consequently, the number resold by Societe Generale under this prospectus.

Societe Generale

          Societe Generale is engaged in the business of trading securities for its own account. Societe Generale's principal offices are located in Paris, France. Societe Generale currently owns no shares of our common stock. Other than its obligation to purchase common stock under the equity line facility, it has no other commitments or arrangements to purchase or sell any of our securities. There are no business relationships between Societe Generale and us other than the equity line facility.

                              PLAN OF DISTRIBUTION

          Societe Generale is offering the shares of common stock offered hereby for its own account. We will not receive any proceeds from the sale of shares of common stock by Societe Generale. Over the term of the equity line facility, Societe Generale may be offering for sale up to 5,000,000 shares of common stock acquired by it pursuant to the terms of the equity line facility more fully described under the section above entitled "Equity Line Financing Agreement".

          Societe Generale may, from time to time, sell all or a portion of the shares:

          o on the Nasdaq National Market, or on such other exchange or market where our stock is traded;

          o    in privately negotiated transactions;

          o by delivery of shares in settlement to option/short sales transactions entered into after the date that the registration statement of which this prospectus forms a part becomes effective with the Commission;

          o    in block trades;

          o    in any combination of such methods of sale; and

          o    in any other legal method of disposition.

          Societe Generale will make such sales at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing prices, or at negotiated prices. Societe Generale is not restricted as to the price at which it may sell the shares offered by this prospectus.

          Societe Generale may effect sales by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from Societe Generale.

          Any broker-dealer participating in such transactions as agent may receive commissions from Societe Generale, and if it acts as agent for the purchaser of the shares, from the purchaser. Broker-dealers may agree with Societe Generale to sell a specified number of shares at a stipulated price per share. To the extent that a broker-dealer is unable to do so acting as agent for Societe Generale, it will purchase as principal any unsold shares at the price required to fulfill its commitment to Societe Generale. Broker-dealers who acquire shares as principals may resell the shares from time to time in transactions that may involve block transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, broker-dealers may pay to or receive from the purchasers of the shares commissions computed as described above.

          Societe Generale is an "underwriter" as defined in the Securities Act of 1933 in connection with the sale of the shares offered by this prospectus. Any broker-dealers or agents that participate with Societe Generale in sales of the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with sales in which they participate. If any broker-dealers or agents are deemed to be "underwriters," then any commissions they receive and any profit on the resale of the shares purchased by them may be considered to be underwriting commissions or discounts under the Securities Act.

          From time to time, within limitations specified in the equity line facility, Societe Generale may engage in short sales, short sales against the box, puts and calls and other transactions in our common stock, and may sell and deliver the shares in connection with these transactions or to settle securities loans. If Societe Generale engages in such transactions, the price of our common stock may be affected. From time to time Societe Generale may pledge its shares pursuant to the margin provisions of its agreements with its brokers. Upon a default by Societe Generale, the broker may offer and sell the pledged shares from time to time.

          Societe Generale and any other persons participating in the sale or distribution of the shares will be subject to the Exchange Act and the related rules and regulations, including Regulation M, to the extent it applies. The Exchange Act and related rules may limit the timing of purchases and sales of any of the shares by Societe Generale or any other such person that may affect the marketability of the shares. Societe Generale also must comply with the applicable prospectus delivery requirements under the Securities Act in connection with the sale or distribution of the shares.

Limited Grant of Registration Rights

          We granted registration rights to Societe Generale to enable it to sell the common stock it purchased under the equity line facility. In connection with any such registration, we will have no obligation:

          o to assist or cooperate with Societe Generale in the offering or disposition of such shares;

          o to indemnify or hold harmless the holders of any such shares (other than Societe Generale) or any underwriter designated by such holders;

          o to obtain a commitment from an underwriter relative to the sale of any such shares; or

          o    to include such shares within any underwritten offering we do.

          We will assume no obligation or responsibility whatsoever to determine a method of disposition for such shares or to otherwise include such shares within the confines of any registered offering other than the registration statement of which this prospectus is a part.

          Societe Generale has agreed to indemnify us for losses from a distribution of common stock in contradiction to information or a plan of distribution furnished to us in writing by Societe Generale for use in any registration statement or prospectus relating to the securities to be registered. We will use our commercially reasonable efforts to file, during any period during which we are required to do so under our registration rights agreement with Societe Generale, one or more post-effective amendments to the registration statement of which this prospectus is a part to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information in this prospectus. This obligation may include, to the extent required under the Securities Act, that a supplemental prospectus be filed, disclosing

          o    the name of any broker-dealers;

          o    the amount of common stock involved;

          o    the price at which the common stock is to be sold;

          o the commissions paid or discounts or concessions allowed to broker-dealers, where applicable;

          o that broker-dealers did not conduct any investigation to verify the information set forth or incorporated by reference in this prospectus, as supplemented; and

          o    any other facts material to the transaction.

          We must notify Societe Generale if the prospectus included in the registration statement contains an untrue statement of a material fact or omits to state a material fact required to be stated to make the statement not misleading. Our registration rights agreement with Societe Generale permits us to restrict the resale of the shares Societe Generale has purchased from us under the equity line facility for a period of time sufficient to permit us to amend or supplement this prospectus to include material information.

          We have agreed to bear a number of registration expenses, including:
(i) all registration and filing fees; (ii) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of a single firm of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) printing expenses; (iv) our internal expenses (including, without limitation, all salaries and expenses of our officers and employees performing legal or accounting duties); (v) the fees and expenses incurred in connection with the listing or quotation of the shares; (vi) fees and disbursements of counsel and customary fees and expenses for independent auditors retained by us (including the expenses of any (A) opinion letters or costs associated with delivery by counsel to us of an opinion letter or opinion letters or (B) comfort letters or review letters or costs associated with the delivery by independent auditors of comfort letters or review letters; and (vii) the fees and expenses of any special experts retained by us in connection with such registration. We do not bear underwriting fees, discounts or commissions or any transfer taxes attributable to the sale of the securities, or the cost of any special audit required by Societe Generale or any underwriter.

                                 PLACEMENT AGENT

          Shoreline Pacific Institutional Finance, division of Financial West Group, has acted as placement agent in connection with the equity line facility. Shoreline introduced us to Societe Generale and assisted us with structuring the equity line facility. Shoreline's duties as placement agent were undertaken on a reasonable best efforts basis only. It made no commitment to purchase shares from us and did not ensure us of the successful placement of any securities.

          In consideration for Shoreline's services as placement agent, we have paid Shoreline a cash fee equal to 0.75% of the $75,000,000 commitment made by Societe Generale. We have no material relationship with Shoreline, other than in connection with this transaction and two equity private placements, one in 1997 and one in 1998-1999. Shoreline has no material relationship with Societe Generale.

                                  LEGAL MATTERS

          The validity of the issuance of the common stock offered in this prospectus will be passed upon for us by our general counsel, Jane Kober, Esq.

                                     EXPERTS

          The consolidated financial statements of Biopure Corporation appearing in Biopure's annual report on Form 10-K for the year ended October 31, 2000, incorporated by reference in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated by reference elsewhere herein. The financial statements referred to above are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

          The following table sets forth all expenses payable by us in connection with the sale of the 3,000,000 shares of our common stock being registered. All the amounts shown are estimates except for the registration fee.

             SEC registration fee..............................    $   14,891.25
             Legal fees and expenses...........................    $   60,000.00
             Accounting fees and expenses......................    $    5,000.00
             Miscellaneous.....................................    $   15,000.00
                      Total....................................    $   94,891.25

Item 15.  Indemnification of Directors and Officers

          Our Restated Certificate of Incorporation provides that each of our directors and officers shall be indemnified and held harmless by us, to the fullest extent authorized by the Delaware General Corporation Law, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA, excise taxes or penalties, and amounts paid in settlement) reasonably incurred by reason of the fact that he or she is a director or officer.

          The Delaware General Corporation Law authorizes a corporation to indemnify its directors and officers provided that the corporation shall not eliminate or limit the liability of a director as follows:

          o for any action brought by or in the right of a corporation where the director or officer is adjudged to be liable to the corporation, except where a court determines the director or officer is entitled to indemnity;

          o for acts or omissions not in good faith or that involve conduct that the director or officer believes is not in the best interests of the corporation;

          o    for knowing violations of the law;

          o for any transaction from which the directors derived an improper personal benefit; and

          o for payment of dividends or approval of stock repurchases or redemptions leading to liability under Section 174 of the Delaware General Corporation Law.

          The Delaware General Corporation Law requires a corporation to indemnify a director or officer to the extent that the director or officer has been successful, on the merits or otherwise, in defense of any action, suit or proceeding for which indemnification is lawful.

          Our Restated Certificate of Incorporation also provides directors and officers with the right to be paid by us for expenses (including attorneys' fees) incurred in defending any proceeding in advance of the proceeding's final disposition. If a claim is not promptly paid in full by us, as further described in the Restated Certificate of Incorporation, the director or officer who is entitled to indemnification may bring suit against us to recover the unpaid amount of the claim. These rights of indemnification and advancement of expenses conferred in our Restated Certificate of Incorporation are not exclusive of any other right which may be acquired under any statute, by-law, agreement or otherwise.

Item 16.  Exhibits


      Exhibit
      Number       Description of Document
      ------       -----------------------
         5.1       Opinion of Jane Kober, Esq.
        23.1       Consent of Ernst & Young LLP, Independent Auditors.
        23.2       Consent of Jane Kober, Esq.  Reference is made to Exhibit 5.1
        24.1       Power of Attorney (located at page II-4)


Item 17.  Undertakings

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made of the securities offered hereby, a post-effective amendment to this Registration Statement;

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

          The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

          The undersigned Registrant undertakes that: (1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective. (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on the 1st day of August, 2001.

                                BIOPURE CORPORATION


                                By:   /s/ Paul A. Looney
                                      --------------------------------
                                      Paul A. Looney
                                      President




                                POWER OF ATTORNEY

          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints PAUL A. LOONEY, FRANCIS H. MURPHY and JANE KOBER, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power of authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated and on the dates indicated.

          SIGNATURES                               TITLE

                                         Chairman of the Board and
                                         Chief Executive Officer
/s/ Carl W. Rausch                       (Principal executive officer)
----------------------------------
Carl W. Rausch
                                         Chief Financial Officer
                                         (Principal financial and
                                         accounting officer)
----------------------------------
Francis H. Murphy


/s/ Paul A. Looney                       Director, President
----------------------------------
Paul A. Looney


/s/ David N. Judelson                    Director, Vice Chairman
----------------------------------
David N. Judelson


/s/ Daniel P. Harrington                 Director
----------------------------------
Daniel P. Harrington



_________________________________        Director
Stephen A. Kaplan



_________________________________        Director
C. Everett Koop, M.D.



_________________________________        Director
Charles A. Sanders, M.D.

                                  EXHIBIT INDEX


Exhibit
Number          Description of Document
------          -----------------------
  5.1           Opinion of Jane Kober, Esq.
 23.1           Consent of Ernst & Young LLP, Independent Auditors.
 23.2           Consent of Jane Kober, Esq.  Reference is made to Exhibit 5.1
 24.1           Power of Attorney (located at page II-4.)